Exhibit 4.8

PHILLIPS-VAN HEUSEN CORPORATION,

Issuer

and

U.S. BANK NATIONAL ASSOCIATION

Trustee

____________________________________

FIRST SUPPLEMENTAL INDENTURE
Dated as of April 20, 2010

____________________________________

$150,000,000

7-1/4% Senior Notes Due May 1, 2011

This FIRST SUPPLEMENTAL INDENTURE is dated as of April 20, 2010, between PHILLIPS-VAN HEUSEN CORPORATION, a Delaware corporation (the “Company”), and U.S. BANK NATIONAL ASSOCIATION (as successor to SUNTRUST BANK, the “Predecessor Trustee”), as Trustee (the “Trustee”).

RECITALS

WHEREAS, the Company and the Predecessor Trustee entered into an Indenture, dated as of February 18, 2004 (the “Indenture”), pursuant to which the Company issued $150,000,000 in aggregate principal amount of the 7-1/4% Senior Notes due February 15, 2011, which were subsequently exchanged for substantially identical 7-1/4% Senior Notes due February 15, 2011 that were registered under the Securities Act of 1933 (the “Notes”) (capitalized terms used herein without definition have the respective meanings given to them in the Indenture);

WHEREAS, Section 10.02 of the Indenture provides that with the written consent of the Holders of at least a majority in principal amount of the outstanding Notes, the Company and the Trustee may enter into an indenture or indentures supplemental to the Indenture for the purpose of adding any provisions to or changing in any manner or eliminating any provisions of the Indenture or of modifying in any manner the rights of the Holders under the Indenture, including the definitions therein, except in certain cases where consent of the Holder of each outstanding Note affected is required;

WHEREAS, the Company and the Trustee desire to amend the Indenture with the written consent of Holders of at least a majority in principal amount of the outstanding Notes;

WHEREAS, pursuant to an Offer to Purchase and Consent Solicitation Statement dated April 7, 2010 (as may be amended or supplemented from time to time, the “Tender Offer”), the Company has offered to purchase any and all of the outstanding Notes and has proposed certain amendments to the Indenture;

WHEREAS, the Holders of at least a majority in principal amount of the Notes outstanding have tendered their Notes for purchase by the Company in connection with the Tender Offer and consented to the proposed amendments described in this First Supplemental Indenture pursuant to consent documents obtained prior to the execution hereof; and

WHEREAS, all things necessary to make this First Supplemental Indenture when executed by the parties hereto a valid and binding agreement of and supplement to the Indenture have been done and performed;

NOW, THEREFORE, to comply with the provisions of the Indenture and in consideration of the above premises, the Company and the Trustee covenant and agree for the benefit of each other and for the equal and proportionate benefit of the respective Holders of the Notes as follows:

1.1This First Supplemental Indenture is supplemental to the Indenture and does and shall be deemed to form a part of, and shall be construed in connection with and as part of the Indenture for any and all purposes, including but not limited to discharge of the Indenture as provided in Article 9 of the Indenture.  Every Holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby.

1.2Article 4, Sections 5.02, 5.03, 5.04, 5.05, 5.06, 5.07, 5.08, 5.09, 5.10, 5.11, 5.14, 6.01 and 6.02 of the Indenture are deleted in their entirety and each of the foregoing is hereby replaced with the following text: “[Reserved]”.

1.3Section 7.01 of the Indenture is amended in its entirety to read as follows:

“SECTION 7.01. Events of Default.

Each of the following is an “Event of Default”:

(1)

a default in the payment of interest on the Notes when due, which continues for 30 days;

(2)

a default in the payment of principal of any Note when due at its Stated Maturity, upon optional redemption, upon required purchase, upon declaration of acceleration or otherwise; or

 (3)

the failure by the Company or any Restricted Subsidiary to comply for 60 days after notice with its other covenants, obligations, warranties or agreements contained in this Indenture.

The foregoing will constitute Events of Default whatever the reason for any such Event of Default and whether it is voluntary or involuntary or is effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body.

A default under clause (3) will not constitute an Event of Default until the Trustee or the Holders of at least 25% in principal amount of the outstanding Notes notify the Company of the default and the Company does not cure such default within the time specified after receipt of such notice. Such notice must specify the Default, demand that it be remedied and state that such notice is a “Notice of Default”.

The Company shall deliver to the Trustee, within 30 days after the occurrence thereof, written notice in the form of an Officers’ Certificate of any event which with the giving of notice or the lapse of time would become an Event of Default under clause (3), its status and what action the Company is taking or proposes to take with respect thereto.”

1.4Section 7.02 of the Indenture is hereby amended in its entirety to read as follows:

“SECTION 7.02. Acceleration.

If an Event of Default occurs and is continuing, the Trustee by notice to the Company, or the Holders of at least 25% in principal amount of the Securities by notice to the Company and the Trustee, may declare the principal of and accrued but unpaid interest on all the Securities to be due and payable. Upon such a declaration, such principal and interest shall be due and payable immediately. The Holders of a majority in principal amount of the Securities by notice to the Trustee may rescind an acceleration and its consequences if the rescission would not conflict with any judgment or decree and if all existing Events of Default have been cured or waived except nonpayment of principal or interest that has become due solely because of acceleration. No such rescission shall affect any subsequent Default or impair any right consequent thereto.”

1.5Any terms defined in the Indenture which are used in any Sections of the Indenture which are deleted by any Section of this First Supplemental Indenture and which are not otherwise used in any other Section of the Indenture not affected by this First Supplemental Indenture are hereby deleted.

2.1This First Supplemental Indenture shall become effective upon execution hereof by the Trustee and the Company.  Sections 1.2, 1.3, 1.4 and 1.5 of this First Supplemental Indenture shall not become operative until the opening of business on the day on which the Company gives oral notice (confirmed in writing) or written notice to the Trustee, as depositary, that the Notes tendered by the Holders pursuant to the Tender Offer have been accepted for payment.

3.1Except as specifically modified herein, the Indenture and the Notes are in all respects ratified and confirmed and shall remain in full force and effect in accordance with their terms.  This First Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of Notes heretofore or hereafter authenticated and delivered under the Indenture shall be bound thereby.  Nothing in this First Supplemental Indenture or the Notes, express or implied, shall give to any Person, other than the parties hereto and thereto and their successors hereunder and thereunder and the Holders of the Notes, any benefit of any legal or equitable right, remedy or claim under the Indenture, this First Supplemental Indenture or the Notes.

3.2Except as otherwise expressly provided herein, no duties, responsibilities or liabilities are assumed, or shall be construed to be assumed, by the Trustee, by reason of this First Supplemental Indenture.  This First Supplemental Indenture is executed and accepted by the Trustee subject to all the terms and conditions set forth in the Indenture with the same force and effect as if those terms and conditions were repeated in their entirety herein and made applicable to the Trustee with respect hereto.

3.3THIS FIRST SUPPLEMENTAL INDENTURE AND THE NOTES SHALL BE GOVERNED AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK BUT WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

3.4The parties may sign any number of copies of this First Supplemental Indenture.  Each signed copy shall be an original, but all of such executed copies together shall represent the same agreement.

3.5In case any provision of this First Supplemental Indenture or in the Notes shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

3.6The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this First Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Company.

[Signature Page Follows]

SIGNATURES

IN WITNESS WHEREOF, the parties hereto have caused this First Supplemental Indenture to be duly executed, all as of the date first written above.

PHILLIPS-VAN HEUSEN CORPORATION

By:         /s/ Mark D. Fischer
Name:    Mark D. Fischer
Title:      Senior Vice President

U.S. BANK NATIONAL ASSOCIATION

By:        /s/ Jack Ellerin
Name:   Jack Ellerin
Title:     Vice President

[Signature Page to First Supplemental Indenture]